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                                                                    EXHIBIT 16.1


                        [ARTHUR ANDERSEN LLP LETTERHEAD]



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, DC 20549

May 8, 2002

Dear Sir/Madam:

We have read the last three paragraphs of section (a) contained in Item 4 included in the Form 8-K dated May 8, 2002 of Wells Real Estate Investment Trust, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,


/s/ Arthur Andersen LLP

cc: Mr. Doug Williams, Senior Vice President Finance & Accounting Wells Real Estate Funds